Exhibit 99.1

Chemomab Therapeutics Appoints Jill M. Quigley, JD, to Its Board of Directors

—Ms. Quigley’s Broad Biotechnology Industry Experience Encompasses Leadership Positions in
Executive Management, Operations and Legal Affairs—

TEL AVIV, Israel, June 21, 2022 -- Chemomab Therapeutics, Ltd. (Nasdaq: CMMB) (Chemomab), a clinical stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need, today announced that Jill M. Quigley, JD, has been appointed to the Chemomab board of directors. Ms. Quigley brings more than 20 years of biotechnology industry leadership experience encompassing executive management, corporate operations, legal affairs, financings, and board membership.

Dale Pfost, PhD, Chairman and Chief Executive Officer of Chemomab, commented, “We are delighted to welcome Jill Quigley to our board of directors. She brings an exceptionally well-rounded suite of biotechnology skills and experience to Chemomab. Building on her initial expertise in legal affairs, Jill broadened her capabilities and experience, ultimately serving as head of operations and chief executive of biotechnology firms developing important innovative products for rare diseases. She has worked extensively with public companies, established domestic and international operations, helped lead major financing rounds and served as a senior executive at a U.S.-Israeli biopharmaceutical firm. We look forward to her many contributions as a Chemomab director.”

“Chemomab is at an exciting time in its development, as it advances its novel antibody CM-101 in clinical trials for primary sclerosing cholangitis and prepares to launch a Phase 2 trial in systemic sclerosis, two potentially fatal rare diseases in urgent need of better therapies,” said Ms. Quigley. “I have been impressed by the rigor and novelty of the company’s science and the strength of its management. I look forward to working with my fellow directors and the Chemomab team to help the company realize its goal of developing first-in-class disease-modifying therapies that make a major difference in the lives of patients.”

Until December 2021, Ms. Quigley was Chief Operating Officer at Passage Bio, a publicly traded gene therapy company. Previously, she served as Chief Executive Officer and General Counsel of Nutrinia, a developer of novel treatments for rare gastrointestinal diseases. Earlier, Ms. Quigley served as Senior Counsel at NPS Pharmaceuticals, a publicly traded biotechnology company that was acquired by Shire; as Corporate Counsel for Pharmasset, a publicly traded biotechnology firm that was acquired by Gilead Sciences; and as Assistant Corporate Counsel for publicly traded Integra Life Sciences. Earlier in her career she was an Associate with the law firm of Dechert LLP. Ms. Quigley holds a BA degree from American University and a JD from Rutgers School of Law.

Ms. Quigley, who is filling an open position on the Chemomab board, will serve on Chemomab’s Audit Committee. She currently is also a member of the board of directors of publicly traded Terns Pharmaceuticals, where she is Chair of the Audit Committee.

About Chemomab Therapeutics
Chemomab is a clinical stage biotechnology company focusing on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases. It is currently in Phase 2 trials for primary sclerosing cholangitis and liver fibrosis, with a Phase 2 trial in systemic sclerosis expected to begin in late 2022. For more information, visit chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including: risks related to Chemomab’s ability to effectively implement the revised clinical strategy and its ability to achieve the anticipated results; risks related to the projections and associated benefits in pursuing the contemplated changes to the clinical strategy; risks associated with the ongoing transitions of certain of our executive officers, including Chemomab’s new Chief Executive Officer; the uncertain and time-consuming regulatory approval process; risks related to Chemomab’s ability to correctly manage its operating expenses and its expenses; Chemomab’s plans to develop and commercialize its product candidates, focusing on CM-101; the timing of initiation of Chemomab’s planned clinical trials; the timing of the availability of data from Chemomab’s clinical trials including any potential delays associated with Chemomab’s contemplated revised clinical strategy; the timing of any planned investigational new drug application or new drug application; Chemomab’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Chemomab’s product candidates; Chemomab’s commercialization, marketing and manufacturing capabilities and strategy; Chemomab’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Chemomab and its business can be found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, except to the extent required by applicable law.

Contacts:

Media:
Barbara Lindheim
Chemomab Therapeutics
Consulting Vice President
Investor & Public Relations,
Strategic Communications
Phone: +1-917-355-9234
barbara@chemomab.com

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
Phone: +1-917-734-7387
ir@chemomab.com